Exhibit 99.1
LIFECORE BIOMEDICAL REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL
YEAR ENDED JUNE 30, 2007
Meets Fourth Quarter and Annual Guidance
CHASKA, MN. — August 14, 2007 — LIFECORE BIOMEDICAL, INC. (NASDAQ: LCBM) today reported record net sales of $19.2 million in the fourth quarter ended June 30, 2007, an increase of 9% over net sales of $17.7 million in the fourth quarter of fiscal year 2006. Foreign currency translation comparisons increased current quarter sales by $203,000 compared to the fourth quarter of last fiscal year.
Net income of $2,881,000, or $.21 per diluted share, was posted for the quarter compared to net income of $2,411,000, or $.18 per diluted share, in the quarter ended June 30, 2006. Income tax expense was recorded for the fourth quarter at an annual effective rate of 38.5% compared to an annual effective rate of 39.7% in the quarter a year ago.
For its fiscal year ended June 30, 2007, Lifecore had record net sales of $69.6 million, an increase of 10% over the $63.1 million reported in fiscal year 2006. Foreign currency translation comparisons increased fiscal 2007 sales by $790,000 compared to fiscal 2006.
Fiscal 2007 net income was $7,719,000, or $.56 per diluted share, compared to fiscal 2006 net income of $7,040,000, or $.52 per diluted share. Fiscal year results include expenses for stock options in the amount of $1,191,000 and $844,000 for 2007 and 2006, respectively. Income tax expense was recorded for fiscal 2007 at an annual effective rate of 38.6% compared to an effective rate of 38.4% for fiscal 2006.
“Record sales and earnings were recorded for the third year in a row,” said Dennis J. Allingham, President and CEO. “The Hyaluronan Division posted another strong quarterly performance and sales of the Prima™ Implant System increased 107% in the fourth quarter compared to the same quarter a year ago.
The Company’s cash and cash equivalents position is $39.1 million at June 30, 2007, an increase of $12.5 million from last fiscal year. Cash effects associated with the income tax expenses reflected in the operating results were minimal due to the utilization of net operating loss carry forwards.
Hyaluronan Division
Net sales from the Hyaluronan Division for the fourth quarter were a record $6.3 million, an increase of 14% from the $5.5 million reported in the same quarter last year. Net sales for fiscal year 2007 were also a record at $21.6 million compared to $20.2 million a year ago, an increase of $1.4 million or 7%. Growth in the quarter and the fiscal year resulted from higher sales to ophthalmic customers and increased revenue from customers conducting product development. Fiscal year growth also was attributed to increased revenue from orthopedic customers.
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The Division reported operating income of $2,170,000 for the fourth quarter compared to operating income of $1,737,000 in the fourth quarter of fiscal year 2006. Operating income of $5,237,000 was reported for fiscal year 2007, which was comparable to operating income of $5,284,000 last fiscal year.
“Despite increased investment in product development, the leverage from record sales and a favorable product mix drove operating income to a record level of 34% of net sales in the fourth quarter and to 24% of net sales for the fiscal year,” said Dennis J. Allingham, President & CEO. “We are pleased with our ability to improve operating profitability despite making the product development investment that is critical to our future growth.”
Dental Division
Net sales from the Dental Division for the quarter were a record $12.9 million, an increase of 6% from the $12.2 million recorded in the fourth quarter last year. Net sales for fiscal year 2007 were a record $48.1 million compared to $42.9 million in fiscal year 2006, an increase of 12%. Foreign currency translation comparisons increased fourth quarter and fiscal 2007 sales by $203,000 and $790,000, respectively. Domestic sales were up slightly in the fourth quarter and increased 11% for the fiscal year. International sales increased 13% in both the fourth quarter and the fiscal year.
The Division reported operating income of $2,127,000 for the fourth quarter compared to operating income of $1,943,000 in the fourth quarter of fiscal year 2006. Operating income of $5,914,000 was reported for the fiscal year compared to operating income of $5,592,000 in fiscal year 2006.
“Sales of the Prima™ Implant System now represent over 28% of dental sales,” said Dennis J. Allingham, President & CEO. “Our Prima™ product portfolio continues to gain momentum as we expand our product offering and implement practice building strategies; both of which are designed to address the immediate and future needs of our target audience.”
Outlook
The Company expects fiscal year 2008 sales of $76.5 to $78.5 million, which represents an increase of 10 to 13 percent over fiscal year 2007.
Fiscal year 2008 growth is expected to be driven primarily by the Dental Division with increases in both domestic and international markets. Growth for the Hyaluronan Division is expected to be modest as we continue product development for future sales.
The Company is investing for the future growth of both Divisions. Included in FY 2008 guidance is more than a $2 million increase in development expenses associated with the technology licensed from Cleveland Clinic and for enhancements to dental product offerings. Fiscal 2008 earnings per share are expected to be $.56 to $.60 per diluted share, using a tax rate of 38.5%. The Company also noted that fiscal year 2008 guidance reflects stock option expenses of $1.1 million.
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The Company expects sales of $15.8 to $16.2 million in the first quarter of fiscal year 2008 with earnings per diluted share of $.07 to $.09, using a tax rate of 38.5%. This guidance reflects stock option expense of $275,000.
Conference Call
As previously announced, the Company will host a conference call today at 3:45 p.m. Central Time to discuss fourth quarter and year-end results. A live web cast of the call is available through the Company’s website at www.lifecore.com. After selecting the INVESTOR INFO tab, select CALENDAR OF EVENTS from the INVESTOR INFO & RESEARCH menu at the right side of the page and follow the instructions for participation. A replay of the web cast will be available shortly after completion of the call. To select the archived replay, select AUDIO ARCHIVES from the INVESTOR INFO & RESEARCH tools menu at the right side of the screen. The conference call will also be available at www.earnings.com.
The conference call may include forward-looking statements. See the cautionary information about such statements in the “Safe-Harbor Statement” section below.
Safe-Harbor Statement
Certain statements in this release regarding Lifecore’s anticipated future sales and financial results are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Numerous risks and uncertainties may affect whether such results are actually achieved. These include the timing of orders from customers, continued market acceptance of the Company’s products, effectiveness of the dental sales force expansion, timing of regulatory approvals, success of new product development efforts, the likelihood and timing of the return of the Company’s adhesion prevention product to the market, and other factors. These risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ending June 30, 2006, and other more recent filings. Actual results may differ materially from anticipated results.
About Lifecore Biomedical
Lifecore Biomedical, in business over 40 years, develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets.
News and general information are available through the Company’s website at
www.lifecore.com or by telephone at 952-368-4300.
Contact:
           Dennis J. Allingham, President and CEO
           David M. Noel, Vice President of Finance and CFO
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Lifecore Biomedical, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	June 30,
	2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$39,105,000	$26,638,000
Accounts receivable	15,555,000	12,564,000
Inventories	12,145,000	12,217,000
Deferred income taxes, net	3,684,000	4,865,000
Prepaid expense	1,448,000	1,084,000

Total current assets	71,937,000	57,368,000

PROPERTY, PLANT AND EQUIPMENT, NET	23,105,000	23,250,000

LONG-TERM INVENTORY	1,491,000	1,406,000
DEFERRED INCOME TAXES, NET	—	1,694,000
OTHER ASSETS	5,738,000	5,520,000

	$102,271,000	$89,238,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$7,323,000	$6,898,000
Long-term obligations	4,496,000	4,804,000
Long-term deferred income taxes, net	982,000	—
Shareholders’ equity	89,470,000	77,536,000

	$102,271,000	$89,238,000

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Lifecore Biomedical, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$19,202,000	$17,688,000	$69,629,000	$63,097,000
Cost of goods sold	6,749,000	6,493,000	26,008,000	23,892,000

Gross profit	12,453,000	11,195,000	43,621,000	39,205,000

Operating expenses
Research and development	1,248,000	936,000	4,630,000	3,814,000
Marketing and sales	4,972,000	4,793,000	20,251,000	17,454,000
General and administrative	1,936,000	1,786,000	7,589,000	7,061,000

	8,156,000	7,515,000	32,470,000	28,329,000

Operating income	4,297,000	3,680,000	11,151,000	10,876,000

Other income (expense)
Interest income	437,000	258,000	1,515,000	753,000
Interest expense	(68,000)	(70,000)	(269,000)	(251,000)
Currency transaction gains (losses)	2,000	98,000	158,000	25,000
Other	13,000	31,000	24,000	17,000

	384,000	317,000	1,428,000	544,000

Income before income tax expense	4,681,000	3,997,000	12,579,000	11,420,000

Income tax expense	1,800,000	1,586,000	4,860,000	4,380,000

Net Income	$2,881,000	$2,411,000	$7,719,000	$7,040,000

Net income per share
Basic	$0.21	$0.18	$0.58	$0.54

Diluted	$0.21	$0.18	$0.56	$0.52

Weighted average shares outstanding
Basic	13,421,200	13,195,771	13,322,077	13,149,611

Diluted	13,886,966	13,652,548	13,783,743	13,561,852

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Lifecore Biomedical, Inc.
Divisional Statements of Operations
Three Months Ended June 30,
(Unaudited)

	Hyaluronan Division		Dental Division		Consolidated
	2007	2006	2007	2006	2007	2006
Net sales	$6,309,000	$5,513,000	$12,893,000	$12,176,000	$19,202,000	$17,688,000
Cost of goods sold	2,424,000	2,346,000	4,325,000	4,147,000	6,749,000	6,493,000

Gross profit	3,885,000	3,166,000	8,568,000	8,029,000	12,453,000	11,195,000

Operating expenses
Research and development	936,000	573,000	312,000	363,000	1,248,000	936,000
Marketing and sales	89,000	237,000	4,883,000	4,556,000	4,972,000	4,793,000
General and administrative	690,000	619,000	1,246,000	1,167,000	1,936,000	1,786,000

	1,715,000	1,429,000	6,441,000	6,086,000	8,156,000	7,515,000

Operating income	$2,170,000	$1,737,000	$2,127,000	$1,943,000	$4,297,000	$3,680,000

Lifecore Biomedical, Inc.
Divisional Statements of Operations
Twelve Months Ended June 30,
(Unaudited)

	Hyaluronan Division		Dental Division		Consolidated
	2007	2006	2007	2006	2007	2006
Net sales	$21,552,000	$20,151,000	$48,077,000	$42,946,000	$69,629,000	$63,097,000
Cost of goods sold	9,568,000	9,204,000	16,440,000	14,688,000	26,008,000	23,892,000

Gross profit	11,984,000	10,947,000	31,637,000	28,258,000	43,621,000	39,205,000

Operating expenses
Research and development	3,220,000	2,301,000	1,410,000	1,513,000	4,630,000	3,814,000
Marketing and sales	680,000	670,000	19,571,000	16,784,000	20,251,000	17,454,000
General and administrative	2,847,000	2,692,000	4,742,000	4,369,000	7,589,000	7,061,000

	6,747,000	5,663,000	25,723,000	22,666,000	32,470,000	28,329,000

Operating income	$5,237,000	$5,284,000	$5,914,000	$5,592,000	$11,151,000	$10,876,000

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